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                                                                  EXHIBIT 12.4

                              HRPT PROPERTIES TRUST
    COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED DISTRIBUTIONS
                             (dollars in thousands)


                                                        Six Months        Year Ended
                                                      Ended June 30,      December 31,
                                                           2002               2001
                                                     ----------------     ------------
Earnings:
  Income before equity in earnings of equity
     investments and extraordinary item                    $49,982          $104,552
  Fixed charges before preferred distributions              39,115            80,928
  Distributions from equity investments                     13,493            26,651
  Capitalized interest                                      (1,443)             (787)
                                                     ------------------   -------------
Adjusted Earnings                                         $101,147          $211,344
                                                     ==================   =============

Fixed Charges:
  Interest expense                                         $35,926           $76,930
  Amortization of deferred financing costs                   1,746             3,211
  Capitalized interest                                       1,443               787
  Preferred distributions                                   21,906            40,905
                                                     ------------------   -------------
Total Fixed Charges                                        $61,021          $121,833
                                                     ==================   =============

Pro Forma Ratio of Earnings to Combined Fixed
  Charges and Preferred Distributions                        1.7x              1.7x
                                                     ==================   =============

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